UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CAROLINA BANK HOLDINGS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

and

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting of Shareholders of Carolina Bank Holdings, Inc. (the “Company”) will be held as follows:

Place:	Carolina Bank Corporate Headquarters
101 North Spring Street, 3rd Floor
Greensboro, North Carolina 27401

Date:	April 20, 2010

Time:	4:00 p.m.

The purposes of the meeting are:

1.	To elect four members of the Board of Directors for terms of three years, one member of the Board of Directors for a term of two years and one member of the Board of Directors for a term of one year;

2.	To ratify a non-binding shareholder resolution regarding executive compensation;

3.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for 2010; and

4.	To transact such other business as may properly be presented for action at the meeting.

YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE TO ENSURE THAT A QUORUM IS PRESENT AT THE MEETING. THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

WE HAVE ELECTED TO FURNISH OUR PROXY SOLICITATION MATERIALS VIA U.S. MAIL AND ALSO TO NOTIFY YOU OF THE AVAILABILITY OF OUR PROXY MATERIALS ON THE INTERNET.

THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT, PROXY CARD AND ANNUAL REPORT ARE AVAILABLE AT HTTP://WWW.CAROLINABANK.COM.

By Order of the Board of Directors

/s/ Robert T. Braswell

Robert T. Braswell
President and Chief Executive Officer

March 18, 2010

CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

PROXY STATEMENT

Mailing Date: On or About March 18, 2010

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 20, 2010

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Carolina Bank Holdings, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on April 20, 2010, at 4:00 p.m., at Carolina Bank Corporate Headquarters, 101 North Spring Street, 3rd Floor, Greensboro, North Carolina, and at any adjournments thereof. The Company’s proxy solicitation materials are being mailed to shareholders on or about March 18, 2010. In this Proxy Statement, the Company’s subsidiary bank, Carolina Bank, is referred to as the “Bank.”

Voting of Proxies

Persons named in the enclosed appointment of proxy as proxies (the “Proxies”) to represent shareholders at the Annual Meeting are Stephen K. Bright, James E. Hooper and Kim A. Thompson. Shares represented by each appointment of proxy that is properly executed, returned and not revoked, whether by mail or internet, will be voted in accordance with the directions contained therein. If no directions are given, such shares will be voted “FOR” the election of each of the six nominees for director named in Proposal 1 and “FOR” Proposals 2 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will be authorized to vote for a substitute nominee. On such other matters as may come before the meeting, the Proxies will be authorized to vote in accordance with their best judgment. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with T. Allen Liles, Secretary and Treasurer of the Company, a written instrument revoking it or a duly executed Appointment of Proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Record Date

The close of business on February 25, 2010 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The Company’s voting securities are the shares of its common stock, par value $1.00 per share, of which 3,387,045 shares were issued and outstanding on February 25, 2010. As of February 25, 2010, there were approximately 1,278 record shareholders of the Company’s common stock.

The Company’s Articles of Incorporation also authorize the issuance of up to 1,000,000 shares of preferred stock, no par value, having such rights, privileges and preferences as the Board of Directors shall from time to time designate. As of February 25, 2010 there were 16,000 shares of the Company’s fixed rate cumulative perpetual preferred stock, series A (the “Series A Preferred Stock”) outstanding. Holders of the Series A Preferred Stock are not entitled to vote at the Annual Meeting.

Voting Procedures; Quorum; Votes Required for Approval

At the Annual Meeting, each shareholder will be entitled to one vote for each share of common stock held of record on the Record Date on each matter submitted for voting and, in the election of directors, for each director to be elected. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1, the six directors receiving the greatest number of votes shall be elected. In the case of Proposals 2 and 3, for each such proposal to be approved, the proposal must be approved by a majority of the votes cast. Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the Proxies to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders.

Appointments of proxy voted against any one of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Revocation of Appointment of Proxy

Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing, with the Secretary of the Company, either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement. Appointments of proxy also may be solicited personally, by mail, internet or telephone by the Company’s and the Bank’s directors, officers and employees without additional compensation. The Company will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Beneficial Ownership of Securities by Management and Nominees

As of the Record Date, there were no shareholders known to management to own more than 5% of the Company’s common stock. The following table lists the individual beneficial ownership of the Company’s common stock as of the Record Date, by the Company’s current directors, executive officers, and nominees for director, and by all current directors, nominees and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)

Susan Alt High Point, NC	1,000	0.03

J. Alexander S. Barrett Greensboro, NC	12,930	0.37

Robert T. Braswell Greensboro, NC	118,290(4)	3.36

Stephen K. Bright Greensboro, NC	9,086	0.26

Gary N. Brown Summerfield, NC	84,939	2.41

Phillip B. Carmac Ramseur, NC	3,933	0.11

George E. Carr Greensboro, NC	29,395(5)	0.84

Gunnar N.R. Fromen Greensboro, NC	56,263	1.60

James E. Hooper Greensboro, NC	65,669	1.87

Daniel Hornfeck Greensboro, NC	14,271	0.40

T. Allen Liles Asheboro, NC	55,674	1.58

Betty J. Pearce Greensboro, NC	1,237	0.04

D. Wayne Thomas Asheboro, NC	14,155	0.40

Kim Anne Thompson Oak Ridge, NC	1,237	0.04

Directors, Nominees and Executive Officers as a Group (14 persons)	468,079	13.31

(1)

Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 1,254 shares.

(2)

Included in the beneficial ownership tabulations are the following options to purchase shares of common stock: Mr. Braswell – 51,611 shares; Mr. Brown – 6,134 shares; Mr. Carmac – 400 shares; Mr. Carr – 5,257 shares; Mr. Fromen – 29,520 shares; Mr. Hornfeck – 11,880 shares; and Mr. Liles –

24,768 shares. These options are capable of being exercised within 60 days of the Record Date and therefore, under the beneficial ownership rules of the Securities and Exchange Commission (the “SEC”), are deemed to be owned by the holder.

(3)

The calculations of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) 3,387,045 shares currently outstanding plus (ii) the number of options capable of being exercised within 60 days of the Record Date.

(4)	Includes 59,744 shares pledged as collateral for a loan with a third party lender.

(5)	Includes 8,573 shares owned by Mr. Carr’s business.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the SEC regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best knowledge of management of the Company, all such required reports have been filed on a timely basis, except Mr. Carmac’s initial Form 3 filing in connection with his designation as an executive officer.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Company at ten (10) and recommends that shareholders vote for each of the nominees listed below for the terms indicated:

	Position(s)	Director	Principal Occupation and
Name and Age	Held	Since(1)	Business Experience During the Past Five Years

Three Year Terms:

Susan Alt (44)	Director	2010	Senior Vice President, Business Development of Mack Trucks and Volvo Trucks North America, Greensboro, NC

Robert T. Braswell (58)	President, Chief Executive Officer & Director	1996	President and Chief Executive Officer of the Company and the Bank

Gary N. Brown (65)	Chairman of the Board	1996	President, Gary Brown Associates, Inc. (computer consulting), Summerfield, NC

James E. Hooper (52)	Director	2000	President and CEO, Staunton Capital, Inc. (manufacturing firm), Greensboro, NC

Two Year Term:

Betty J. Pearce (63)	Director	2010	Adjunct Professor, Elon University School of Law; attorney at law and certified mediator (specializing in mediation/arbitration and other forms of alternate dispute resolution in the areas of workers’ compensation, family law, employment law and other work-related claims); former Partner, Turner, Enochs & Lloyd, Greensboro, NC

	Position(s)	Director	Principal Occupation and
Name and Age	Held	Since(1)	Business Experience During the Past Five Years

One Year Term:

Kim Anne Thompson (51)	Director	2010	Chief Financial Officer, Longwood Industries, Inc. since February 2010; formerly Chief Financial Officer, Secretary and Treasurer of True Textiles, Inc.

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Incumbent Directors

The Company’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

	Director	Term	Principal Occupation and
Name and Age	Since(1)	Expires	Business Experience During the Past Five Years

J. Alexander S. Barrett (53)	2004	2011	Partner, Hagan Davis Mangum Barrett Langley & Hale PLLC, Greensboro, NC (practicing in the areas of complex business and commercial litigation and employment law)

Stephen K. Bright (61)	2009	2012	President and Owner, Bright Enterprises, Inc. (plastic injection molding company), Greensboro, NC

George E. Carr (67)	2000	2011	President, Beacon Management, Inc. (developer of low to moderate income, multifamily homes), Greensboro, NC

D. Wayne Thomas (56)	2007	2012	President and Owner, Wayne Thomas Chevrolet Cadillac (automobile dealership), Asheboro, NC

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

Qualifications of Directors

A description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each of the nominees and incumbent directors listed above should serve as a director of the Company is presented below.

Susan Alt.    Ms. Alt is the Senior Vice President, Business Development of Mack Trucks and Volvo Trucks North America, Greensboro. Her duties have included overseeing the implementation of initiatives designed to improve the financial performance of these companies. Her experience also includes service on numerous other business, civic and charitable boards. Ms. Alt has attended the North Carolina Bank Directors’ Assembly.

J. Alexander S. Barrett.    Mr. Barrett is an attorney at law and Partner with Hagan Davis Mangum Barrett Langley & Hale PLLC, Greensboro, NC, practicing in the areas of complex business, commercial litigation and employment law. Mr. Barrett has served on the Bank’s Board since 2004 and has attended the North Carolina Bank Directors’ College and the North Carolina Bank Directors’ Assembly.

Robert T. Braswell.    Mr. Braswell is currently the Bank’s President and Chief Executive Officer. He was founder and organizer of the Bank and has served as President, Chief Executive Officer and a Director of the Bank since its inception in 1996. Mr. Braswell has 36 years of banking experience, serving in various capacities at a number of banks in North Carolina, including Senior Vice President and Senior Loan Officer of one bank and President and Chief Executive Officer of another. Mr. Braswell serves on numerous business and civic boards, and has attended the North Carolina Bank Directors’ College and the North Carolina Bank Directors’ Assembly.

Stephen K. Bright.    Mr. Bright is the Founder, President, and Owner of Bright Enterprises, Inc., a local manufacturing firm in Greensboro, NC. His experience with this company provides him over 20 years of small business exposure. Prior to that, he served in various engineering and management roles with Rubbermaid, Inc. and Burlington Industries. Mr. Bright is active in his church and volunteers his time with various civic organizations, and has attended the North Carolina Bank Directors’ College and the North Carolina Bank Directors’ Assembly.

Gary N. Brown.    Mr. Brown is currently Chairman of the Bank’s Board of Directors, and has served on the Bank’s Board since inception of the Bank, including 12 years as Vice Chairman. Mr. Brown is the founder and retired President and Chief Executive Officer of GBA Systems, a computer technology company in Summerfield, NC. His 40 year career experience included design, programming, implementation, management and consulting related to sophisticated manufacturing and accounting systems for US and International firms. A recognized leader in the community, he has served on boards and committees of numerous business, civic and community organizations. Mr. Brown has attended the North Carolina Bank Directors’ College and the North Carolina Bank Directors’ Assembly.

George E. Carr.    Mr. Carr is Founder, President and Chief Executive Officer of Beacon Management, Inc., a developer and manager of office buildings and affordable housing communities in the Carolinas. He has served on the Bank’s Board since 2000 and has attended the North Carolina Bank Directors’ College and the North Carolina Bank Directors’ Assembly.

James E. Hooper.    Mr. Hooper is President and CEO of Staunton Capital, Inc., a manufacturing firm in Greensboro, NC. He holds a certified public accountant license and serves as the financial expert on the Company’s Audit Committee. He has served on the Bank’s Board since 2000 and has attended the North Carolina Bank Directors’ College and the North Carolina Bank Directors’ Assembly.

Betty J. Pearce.    Ms. Pearce is an attorney at law and certified mediator, specializing in mediation/arbitration and other forms of alternative dispute resolution. Prior to that, she was a Partner with Turner, Enochs & Lloyd, P.A. in Greensboro, NC. Ms. Pearce has also taught as an adjunct professor at Elon University of Law and at the University of North Carolina at Greensboro. Ms. Pearce has attended the North Carolina Bank Directors’ Assembly.

D. Wayne Thomas.    Mr. Thomas is President and Owner of Wayne Thomas Chevrolet Pontiac Cadillac, Inc. and Dan Thomas Auto Center, Inc., both located in Asheboro, NC. He has volunteered with numerous professional and local civic boards, including North Carolina Automobile Dealers Association, Rotary Club, Chamber of Commerce and the United Way. Mr. Thomas has served on the Bank’s Board since 2007 and has attended the North Carolina Bank Directors’ College and the North Carolina Bank Directors’ Assembly.

Kim Anne Thompson.    Ms. Thompson is Chief Financial Officer, Longwood Industries, Inc., and was formerly Chief Financial Officer, Secretary and Treasurer of True Textiles, Inc. She has 30 years of finance and accounting experience, with significant financial accomplishments in the areas of administration and corporate governance. Ms. Thompson has attended the North Carolina Bank Directors’ Assembly.

Director Independence

With the exception of Mr. Braswell and Mr. Kenneth C. Mayer, Jr., who resigned from the board effective January 19, 2010, each individual serving as a member of the Company’s Board of Directors during 2009 and each current director and nominee for director is “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination, the Board considered all insider transactions with directors for the provision of goods or services to the Bank. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.

Director Relationships

No director is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

During 2009, each non-employee director was paid a fee of $1,000 for each Board of Directors meeting attended, with the exception of one special meeting for which directors in attendance received a fee of $600. The Chairman of the Board of Directors received an additional monthly retainer of $2,000 for the first ten months of the year, which was reduced to $1,000 in November and December, and the Chairman of the Audit Committee received an additional monthly retainer of $1,000 for the first ten months of the year, which was reduced to $800 in November and December. Directors also received meeting fees of $600 per committee meeting attended. Directors’ fees are eligible for the Company’s deferred compensation plan, which invests such deferred compensation in shares of the Company’s common stock. The Company matched 25% of meeting attendance fees, committee fees and retainer fees deferred by directors under the deferred compensation plan during the first ten months of the year. This benefit was suspended in November 2009, however a 5% matching contribution has been reinstated for 2010. Please refer to the description of the directors’ deferral plan on page 9 for more information.

The following table presents a summary of all compensation paid by the Company to its directors for their service as members of the Board of Directors and of board committees during the year ended December 31, 2009.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	All Other Compensation(2)	Total

Susan Alt(3)	--	--	--	--	--
J. Alexander S. Barrett	$19,200	--	--	$5,140	$24,340
Robert T. Braswell(4)	--	--	--	--	--
Stephen K. Bright	12,400	--	--	2,150	14,550
Gary N. Brown	38,400	--	--	14,669	53,069
George E. Carr	15,000	--	--	14,923	29,923
Jay Cornet(5)	17,400	--	--	6,394	23,794
James E. Hooper	35,000	--	--	8,513	43,513
T. Gray McCaskill(6)	21,600	--	--	5,299	26,899
Kenneth C. Mayer, Jr. (6)	13,600	--	--	4,097	17,697
Betty J. Pearce(3)	--	--	--	--	--
D. Wayne Thomas	14,400	--	--	5,122	19,522
Kim Anne Thompson(3)	--	--	--	--	--

(1)

At February 25, 2010, the following option awards were outstanding: Mr. Braswell – 51,611 shares; Mr. Brown – 6,134 shares; and Mr. Carr – 5,257 shares. No stock options were granted to any members of the Board of Directors during the fiscal year ended December 31, 2009.

(2)

Consists of a 25% premium in connection with the conversion of certain directors’ fees deferred into shares of the Company’s common stock during the period from January through October 2009, retirement account accruals and the value of certain life insurance benefits.

(3)	Appointed to the Board of Directors in 2010.

(4)

Compensation paid to Mr. Braswell in connection with his service as President and Chief Executive Officer of the Company and the Bank is presented in the Summary Compensation Table presented on page 14.

(5)	Mr. Cornet resigned from the Board of Directors effective May 19, 2009.

(6)	Messrs. McCaskill and Mayer each resigned from the Board of Directors effective January 19, 2010.

1997 Nonqualified Stock Option Plan for Directors

The Company’s 1997 Nonqualified Stock Option Plan for Directors provided for the issuance of up to 135,420 shares (amount adjusted for 10% stock dividends in 2000 and 2001 and 20% stock dividends in 2004, 2005 and 2007) of the Company’s common stock upon the exercise of options granted under the plan. All options under the Nonqualified Stock Option Plan have been granted. There were no stock options granted to members of the Company’s Board of Directors during 2009.

Director Retirement Agreements

In 2008, the Bank entered into director retirement agreements with certain of its non-employee directors, including Messrs. Barrett, Brown, Carr, Cornet, Hooper, Mayer, McCaskill and Thomas. The director retirement agreements are intended to encourage existing directors to remain directors of the Bank, assuring the Bank that it will have the benefit of the directors’ experience and guidance in the years ahead. The director retirement agreements provide for a $10,000 annual benefit. The benefit is payable for ten years beginning with the month immediately after the month in which the director reaches age 70. If a director’s service terminates before age 70 for reasons other than death, disability, or termination for cause, beginning with the month immediately after the month in which the director reaches age 70, he or she will receive, over a ten-year period, a payment based upon the retirement-liability balance accrued by the Bank at the end of the month before the month in which the director’s service terminates. Likewise, if a director’s service terminates because of disability before age 70, beginning with the month immediately after the month in which the director reaches age 70, he or she will receive, over a ten-year period, a payment based upon the retirement-liability balance accrued by the Bank at the end of the month before the month in which the director’s service terminates. If a change-in-control of the Company occurs both before the director reaches age 70 and before the director’s service terminates, then the director will receive a lump-sum payment equal to the retirement-liability balance accrued by the Bank on the date of the change-in-control. For this purpose, the term “change-in-control” means a change-in-control as defined in Internal Revenue Code Section 409A and Internal Revenue Service regulations implementing Section 409A. After a director’s death, an amount equal to the retirement-liability balance on the date of the director’s death will be paid to his or her beneficiary in a single lump sum. A director will forfeit all benefits under the director retirement agreement if he is not nominated for re-election because of the director’s gross negligence or gross neglect of duties, commission of a felony or misdemeanor involving moral turpitude, acts of fraud, disloyalty, or willful violation of any law or significant Bank policy, a breach of the director’s fiduciary duties for personal profit, or if the director is removed by order of the FDIC. The Bank has also agreed to pay legal fees incurred by the director if his director retirement agreement is challenged following a change-in-control, up to a maximum of $125,000 for each director. The retirement plan was suspended in 2010 with only interest accruals being made in 2010 on accrual retirement balances at December 31, 2009.

Directors’ Deferral Plan

Effective March 10, 2003, directors of the Bank may defer the payment of annual fees, meeting fees, committee fees, and/or retainers pursuant to the Bank’s directors’ deferral plan. Each of the Company’s non-employee directors currently participates in the directors’ deferral plan. Each director may elect to defer up to 100% of his or her compensation from retainers and meeting fees. The Bank makes a matching contribution equal to 25% of the director’s compensation deferred under the plan. This benefit was suspended in November 2009, however a 5% matching contribution has been reinstated for 2010. The deferred fees are converted into a number of shares of the Company’s common stock with a fair market value equal to the value of the fees deferred, and the number of shares is then credited to the director’s account. A director is 100% vested in the director’s account and in the Bank’s contributions at all times. The Bank uses a Rabbi Trust to hold the Company’s common stock to satisfy the Bank’s obligations under the directors’ deferral plan, and the directors are general creditors of the Bank in the event the Bank becomes insolvent. Upon termination of service as a director or in the event of death, shares of the Company’s common stock will be distributed in a lump sum payment to the director or a designated beneficiary. In 2008, the Bank amended the directors’ deferral plan to ensure that benefits under the plan are paid in a manner and at a time that are consistent with Section 409A, a provision of the Internal Revenue Code governing non-qualified deferred compensation. Internal Revenue Code Section 409A affects non-qualified retirement plans and other deferred compensation arrangements by regulating election timing, distribution timing, and the ability to take accelerated payments under such plans. Internal Revenue Code Section 409A provides that, unless certain requirements are met, amounts deferred under a non-qualified deferred compensation plan will be immediately includable in income and subject to an additional 20% excise tax.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held thirteen meetings during 2009. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he or she served. It is the policy of the Company that directors attend each annual and special meeting of shareholders. All of the Company’s directors attended the 2009 Annual Meeting of Shareholders. The Company’s Board of Directors has several standing committees, including an Executive Committee, an Audit Committee, a Loan Committee, a Governance Committee and a Compensation Committee.

Executive Committee. The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The members of the Executive Committee are Messrs. Brown, Braswell and Hooper. The Executive Committee met three times during 2009.

Audit Committee. The members of the Audit Committee are Mss. Alt and Thompson and Messrs. Brown and Hooper. Mr. Mayer served as a member of the Audit Committee between June and November 2009, until it was determined that he was not independent under applicable NASDAQ standards, whereupon he immediately resigned from the committee. During the period that he was a member of the Audit Committee, the committee was not in the process of renewing the engagement of the Company’s independent auditors audit or finalizing of the audit of the Company’s financial statements for the fiscal year ended December 31, 2009. The Audit Committee met six times during 2009. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors. The Report of the Audit Committee is included on page 19 of this proxy statement. The Audit Committee has adopted a formal written charter, which is available on the Company’s website at http://www.carolinabank.com.

The Company’s common stock is listed on, and the members of the Company’s Audit Committee meet the requirements of, the NASDAQ Global Market. The Audit Committee members are financially literate and “independent” as defined by NASDAQ’s applicable listing standards. The Board of Directors has determined that James E. Hooper, a member of the Audit Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of generally accepted accounting principles (“GAAP”) in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the Company’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Loan Committee. The members of the Loan Committee are Ms. Pearce and Messrs. Braswell, Bright and Carr. The Loan Committee met four times in 2009. The Loan Committee is responsible for assisting the Board of Directors and management in establishing loan policy, oversight of quality and productivity of the loan portfolio and for approving or disapproving loans exceeding the limits of individual loan officers or the officer loan committee. The Loan Committee is required by charter to consist of the President and Chief Executive Officer and a minimum of three independent directors.

Governance Committee. The members of the Governance Committee are Ms. Pearce and Messrs. Barrett, Brown and Thomas. The Governance Committee met five times in 2009. The Governance Committee is responsible for developing and maintaining the corporate governance policy. The Governance Committee also performs the duties of a Nominating Committee. The Governance Committee has adopted a formal written charter, which is available on the Company’s website at http://www.carolinabank.com. The members of the Governance Committee are “independent” as defined by NASDAQ listing standards and applicable rules promulgated under the Securities Exchange Act of 1934. Although there is not currently a formal policy requiring that the Governance Committee consider diversity in its identification of nominees to the Board of Directors, the committee values diversity, including diversity of background, experience and expertise. The Company’s bylaws permit any shareholder entitled to vote at the Annual Meeting to nominate candidates for election to the Board of Directors. Any shareholder nominations must be submitted in writing at least 120 days prior to the meeting of shareholders at which the nominee is to stand for election to the Board of Directors. It is the policy of the Governance Committee to consider all shareholder nominations.

Compensation Committee. The members of the Compensation Committee are Messrs. Barrett, Bright, Brown and Hooper. Each member of the Compensation Committee is independent under the listing standards of the NASDAQ Global Market and the committee has a formal committee charter. The Compensation Committee meets on an as needed basis to conduct the chief executive officer’s annual review and recommend all forms of his compensation as well as compensation for the Board of Directors and board committee members. The committee approves the compensation of other senior officers as requested by the chief executive officer or as otherwise required by law and administers the management incentive compensation plan. The Compensation Committee met eight times during 2009.

The salary of each of the Company’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Company’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Company’s market area and appropriate state and national salary data. All executive officers of the Company, including Mr. Braswell, are eligible to receive discretionary bonuses declared by the Board of Directors. The amount of such bonuses and incentive payments is based upon the Company’s budget and the attainment of corporate goals and objectives. The interests of the Company’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, specifically the grant of stock options with exercise prices established at the fair market value of the Company’s common stock at the time of grant. In reviewing and recommending annual compensation, the Compensation Committee must also ensure compliance with certain rules and restrictions on executive compensation applicable to the Company as a result of its participation in the U.S. Department of the Treasury’s Capital Purchase Program, which is part of the Troubled Asset Relief Program or “TARP.” Additional information on these restrictions can be found under the heading “Restrictions on Executive Compensation” on page 16 of this Proxy Statement.

Executive Officers

The following table contains information about certain executive officers of the Company and the Bank.

Name	Age	Position With Company/Bank	Business Experience

Robert T. Braswell	58	Director, President and Chief Executive Officer of the Company and the Bank	President and Chief Executive Officer of the Bank since June 1996

T. Allen Liles	57	Treasurer and Secretary of the Company; Executive Vice President, Chief Financial Officer, Chief Enterprise Risk Officer and Secretary of the Bank

Executive Vice President, Chief Financial Officer and Secretary of the Bank since July 2001; Senior Vice President, Secretary, Treasurer and CFO of American National Bankshares, Inc., Danville, VA from January 1998 to July 2001

Name	Age	Position With Company/Bank	Business Experience

Gunnar N. R. Fromen	61	Executive Vice President and Senior Loan Officer of the Bank	Executive Vice President and Senior Loan Officer of the Bank since March 1998

Daniel D. Hornfeck	42	Executive Vice President and Chief Credit Officer of the Bank	Senior Vice President and Chief Credit Officer of the Bank since December 2003; Vice President and Risk Management Officer, Wachovia Bank, N.A. from June 1995 to December 2003

Phillip B. Carmac	56	President, Carolina Bank Wholesale Mortgage and Senior Vice President of the Bank

President, Carolina Bank Wholesale Mortgage and Senior Vice President of the Bank since 2007; Senior Vice President, Mortgage Simple, from 2004 to 2007; Senior Vice President, Coastal Funding, from 1999 to 2004.

Employment Agreements. In May 2008, the Board of Directors approved employment agreements with Messrs. Robert T. Braswell, T. Allen Liles, Gunnar N.R. Fromen, and Daniel D. Hornfeck. The discussion that follows summarizes the terms of these agreements.

The agreements have three-year terms, extending annually for one additional year at each anniversary unless the Board of Directors determines not to extend the term. Establishing the terms and conditions of the employment relationship and the executives’ initial base salary, the employment agreements also grant miscellaneous fringe benefits such as use of an automobile (in the case of Mr. Braswell), payment of club dues (for Messrs. Braswell, Fromen and Liles), and reimbursement of reasonable business expenses. Base salaries for 2009 were $298,000 for Mr. Braswell, $163,619 for Mr. Fromen, $161,037 for Mr. Liles, and $128,750 for Mr. Hornfeck.

The agreements may be terminated by the Company or the Bank with or without cause and terminate automatically when the executive attains age 65. The agreements provide for severance benefits after involuntary termination without cause and after voluntary termination with good reason, as well as benefits that become payable after a change-in-control. Severance benefits are not payable for involuntary termination with cause or for voluntary termination without good reason. For termination because of death, the Company and the Bank would provide, without cost, continued health care coverage to the executive’s family for one year. For termination because of disability, the executive would be entitled to (x) base salary through the date on which termination becomes effective, any unpaid bonus or incentive compensation for the year before the year in which termination becomes effective, any payments the executive is entitled to under any disability insurance program in which the executive participates, and such other benefits to which he may be entitled under any other benefit arrangements of the Company or the Bank, and (y) continued medical and dental insurance coverage for up to three years. If the executive’s employment terminates involuntarily but without cause or voluntarily but with good reason, he will receive in a single lump sum in an amount in cash equal to two times his base salary, plus, for Mr. Braswell, any bonus earned by the executive or accrued on his behalf through the date employment termination becomes effective (including any amounts awarded but that have not vested when termination becomes effective) and a pro rata share of any bonus for the year in which termination becomes effective. Good reason for voluntary termination will exist if specified adverse changes in the executive’s employment circumstances occur without the executive’s consent, such as a material reduction in pay, benefits or responsibilities or a material change in the geographic location at which the executive must perform services for the Company. Whether termination is involuntary but without cause or voluntary but with good reason, the executive also will continue to receive medical and dental insurance benefits for a period that may be as long as the remaining term of the employment agreement.

Under the original terms of the agreements, each of Messrs. Braswell and Liles would have been entitled to an undiscounted lump-sum cash payment equal to his annual compensation multiplied by a factor of three upon the occurrence of a change in control, with such benefit payable regardless of whether the executive’s employment terminated after the change-in-control. In contrast to the terms on which the change-in-control benefit would have been payable to Messrs. Braswell and Liles, each of Messrs. Fromen and Hornfeck would have been entitled, under the original terms of his agreement, to an undiscounted lump-sum cash payment equal to his annual compensation multiplied by three if and only if his employment is terminated involuntarily but without cause or voluntarily but with good reason within 24 months after a change-in-control occurs. These change in control benefits are not currently in effect, however, due to the provisions of the waivers executed by each of the Company’s executive officers and delivered to the U.S. Treasury, the Bonus Recovery Agreement and a Golden Parachute Payment Waiver Agreement executed by each officer and the Troubled Asset Relief Program Capital Purchase Program Clawback Policy adopted by the Company. Accordingly, had a change in control of the Company occurred on December 31, 2009, none of such executive officers would have been entitled to receive any change in control benefit.

Salary Continuation and Endorsement Split Dollar Agreements. The Bank entered into a salary continuation agreement with one executive (Mr. Hornfeck) and amended salary continuation agreements with three executives (Messrs. Braswell, Liles and Fromen) in May 2008, and has endorsement split dollar agreements with two of these executives dating from 2003. These salary continuation agreements and 2003 endorsement split dollar agreements are summarized below.

Also referred to as “SERPs,” the salary continuation agreements promise a specified annual retirement benefit to each executive when he attains the normal retirement age of 65 or a reduced annual benefit if the executive’s employment terminates before age 65, whether termination occurs because of involuntary termination without cause, voluntary termination for any reason, or termination because of disability. An executive forfeits his SERP benefits if his employment terminates involuntarily for cause. Benefits for termination before age 65 are determined solely by the amount of the liability accrual balance maintained by the Bank. The Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age equals the then present value of the specified normal retirement benefit. If an executive’s employment terminates before the normal retirement age of 65, he will receive a reduced annual benefit that is based on the amount of the Bank’s liability accrual balance when employment termination occurs. The reduced benefit would not be payable until the executive attains age 65. Annual SERP benefits are payable for 15 years. The annual normal retirement age benefits payable under the SERPs are $200,000 for Mr. Braswell and $125,000 for Messrs. Liles, Fromen, and Hornfeck.

The original terms of the SERPs also provided for a lump-sum cash benefit payable after a change-in-control. In the case of each of Messrs. Braswell and Liles, the SERP lump-sum change-in-control benefit is payable regardless of whether the officer’s employment also terminates (but is payable on no more than one change-in-control occasion) and the benefit consists of the liability accrual balance projected to exist at normal retirement age. In the case of all other executives who are parties to SERPs, the lump-sum change-in-control benefit would have been equal to the SERP liability accrual balance existing if and when employment termination occurs within 24 months after the change-in-control, however that benefit would only have been payable if employment termination occurred involuntarily but without cause or voluntarily but with good reason within 24 months after a change-in-control. For this purpose, the term “good reason” is defined in the same manner as the term is defined in the employment agreements. The original terms of the SERPs also provided that if a change-in-control occurred while the executive is receiving or is entitled at age 65 to receive retirement benefits under the SERP, the executive would instead receive an immediate lump-sum payment consisting of the liability accrual balance. The change in control benefits included within the SERPs are not currently in effect, however, due to the provisions of the waivers executed by each of the Company’s executive officers and delivered to the U.S. Treasury, the Bonus Recovery Agreement and a Golden Parachute Payment Waiver Agreement executed by each officer and the Troubled Asset Relief Program Capital Purchase Program Clawback Policy adopted by the Company. Accordingly, had a change in control of the Company occurred on December 31, 2009, none of such executive officers would have been entitled to receive any change in control benefits pursuant to SERPs.

Messrs. Braswell and Liles are also parties to split dollar agreements with the Bank that were entered into in 2003, granting to these executives the right to designate the beneficiary of a portion of the death benefits payable under Bank-owned insurance policies on their lives. The designated beneficiaries of Messrs. Braswell and Liles will be entitled to 80% of the net death benefit payable under the insurance policies, which is payable directly by the insurer to the designated beneficiary. The term “net death benefit” means the total life insurance policy death benefit proceeds minus the policy cash surrender value. The policy cash surrender value and the portion of the net death benefit not payable to the executive’s beneficiary are payable in their entirety to the Bank. The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer. Because these split dollar arrangements provide for post-retirement death benefits payable to the designated beneficiaries of Messrs. Braswell and Liles, the Bank recognizes compensation expense associated with this post-retirement split dollar insurance arrangement.

Bank-Owned Life Insurance. Bank-owned life insurance or “BOLI” is an insurance company-issued product. The BOLI that has been purchased and which may be purchased by the Bank is intended to earn sufficient income on the insurance policies’ cash surrender value such that this income might offset, at least to a certain extent, the financial obligation to pay retirement benefits to directors and the Bank’s after-income tax expense of the accrual for certain benefits under the above-mentioned director retirement agreements and to executives under the above-mentioned salary continuation agreements.

The BOLI is also intended to increase the Bank’s non-interest income in future operating periods. At December 31, 2009, the bank owned BOLI having an aggregate cash surrender value for all insured directors and officers of approximately $9.6 million.

Because it is the intention of the Bank to hold the BOLI until the death of the applicable insured director or officer, the increase of cash surrender value may be tax-free income under current federal income tax law. This compares to the taxable gain the Bank would recognize for assets in traditional taxable investments such as U.S. Treasury or agency securities. The death benefits payable under the BOLI policies, which is likewise tax free under current federal income tax law, is intended to further enhance the Bank’s return. However, certain aspects of the BOLI, including death benefits, will be taken into account in computing any applicable federal alternative minimum tax under current applicable federal tax law.

The following table shows all cash and non-cash compensation paid to or received or deferred by Robert T. Braswell, Gunnar N.R. Fromen, T. Allen Liles, Daniel D. Hornfeck and Phillip B. Carmac for services rendered in all capacities during the fiscal years ended December 31, 2009 and 2008. Such compensation was comprised of base salary, bonus, 401(k) matching contributions, insurance premiums paid under life insurance arrangements and compensation expense incurred for the SERPs.

SUMMARY COMPENSATION TABLE

Name and				Option	Non-Equity Incentive Plan	Non-Qualified Deferred Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Compensation	Earnings(2)	Compensation(3)	Total

Robert T. Braswell, President and Chief Executive Officer of the Company and the Bank	2009 2008	$298,000 276,539	-- $71,305	-- --	-- --	$133,834 118,580	$27,574 24,628	$459,408 491,052

Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer of the Bank	2009 2008	$162,794 157,175	-- $21,269	-- --	-- --	$137,308 121,657	$13,240 13,485	$313,342 313,586

T. Allen Liles, Treasurer, Secretary and Chief Financial Officer of the Company and the Bank; Executive Vice President of the Bank	2009 2008	$160,225 155,245	-- $21,404	-- --	-- --	$71,557 63,401	$13,689 14,576	$245,471 254,626

Daniel D. Hornfeck, Executive Vice President and Chief Credit Officer of the Bank	2009 2008	$128,101 123,448	-- $16,640	-- --	-- --	$ 12,581 6,661	$ 8,934 9,735	$149,616 156,484

Phillip B. Carmac, President, Carolina Bank Wholesale Mortgage and Senior Vice President of the Bank	2009 2008	$102,274 100,000	-- --	-- --	-- --	-- --	$656,944 234,191	$759,218 334,191

(1)

Calculated in accordance with FASB ASC Topic 718. The assumptions used in estimating the fair value of options are set forth in note 1 to the Company’s audited consolidated financial statements at December 31, 2009.

(2)	Consists of compensation expense incurred pursuant to participation by Messrs. Braswell, Fromen, Hornfeck and Liles in the Company’s Executive Supplemental Retirement Plan.

(3)

Consists of 401(k) matching contributions, the value of certain premiums paid by the Company under life insurance arrangements and, for Mr. Braswell, pay for unused vacation. Amounts reported for Mr. Carmac include commissions based on the performance of the Bank’s wholesale mortgage loan division.

Restrictions on Executive Compensation

The Company is a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program. On January 9, 2009, the Company issued and sold to the Treasury shares of its preferred stock and a warrant to purchase common stock of the Company for an aggregate purchase price of $16.0 million in cash. In connection with the U.S. Treasury’s investment, the Company is required to place limitations on the compensation of its senior executive officers, applicable in certain situations. In that regard, each of Messrs. Braswell, Liles, Fromen, Hornfeck and Carmac executed a waiver whereby the executive voluntarily released the Company from any and all obligations to pay compensation prohibited by federal law and waived any present or future claims against the Company for any changes to the executive’s regular, bonus or incentive compensation or benefit-related arrangements, agreements, or policies and any other changes required to be made by the Treasury. Furthermore, the American Recovery and Reinvestment Act of 2009 imposes additional restrictions on the Company’s most highly compensated employee. Specifically, the Company is prohibited from paying or accruing any bonus, retention award or incentive compensation to Mr. Braswell during 2009. In order to ensure full compliance with the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, the Company has adopted a Troubled Asset Relief Program Capital Purchase Program Clawback Policy. The Company has also entered into a Bonus Recovery Agreement and a Golden Parachute Payment Waiver Agreement with each affected employee. Under the terms of the bonus recovery agreement, the employee acknowledges that certain payments are subject to recovery or “clawback” under the terms of the American Recovery and Reinvestment Act of 2009 and agrees to promptly repay such amounts upon notice by the Company. Under the Golden Parachute Payment Waiver Agreement, each affected executive acknowledges that he is prohibited from receiving any golden parachute payments and waives and releases any and all claims against the Company in connection therewith.

Stock Options

The shareholders of the Bank approved the 1997 Incentive Stock Option Plan at the 1997 Annual Meeting of Shareholders (the “1997 ISO Plan”). The 1997 ISO Plan originally provided for the issuance of options to purchase up to 135,418 shares (amount adjusted for 10% stock dividends in 2000 and 2001 and 20% stock dividends in 2004, 2005 and 2007) of the Bank’s Common Stock. Upon the formation of the Company as the holding company for the Bank during the fourth quarter of 2000, the Company adopted the 1997 ISO Plan. All options to purchase shares of the Bank’s Common Stock outstanding at the time of the Company’s formation were converted into options to purchase shares of the Common Stock of the Company. At the 2003 annual meeting, the shareholders approved an amendment to the 1997 ISO Plan that authorized the grant of options on an aggregate of 172,800 additional shares (amount adjusted following 20% stock dividends in 2004, 2005 and 2007) of the Common Stock of the Company. No further options to purchase shares of the Company’s Common Stock may be granted pursuant to the 1997 ISO Plan.

At the 2007 Annual Meeting of Shareholders, the shareholders of the Company approved the 2007 Incentive Stock Option Plan (the “2007 ISO Plan”). The 2007 ISO Plan originally provided for the issuance of options to purchase up to 36,420 shares (amount adjusted for 20% stock dividend in 2007) of the Company’s Common Stock. The 2007 Incentive Stock Option Plan expired on April 17, 2008. Upon expiration of the 2007 Incentive Stock Option Plank no further options to purchase shares of the Company’s common stock may be granted pursuant to such plan.

The shareholders of the Company approved the 2009 Omnibus Stock Ownership and Long-Term Incentive Plan at the 2009 annual meeting of shareholders to replace the stock option plans of the Company described above. The 2009 Omnibus Plan authorizes the issuance of awards covering 500,000 shares of the Company’s common stock. The awards may be issued in the form of incentive stock option grants, non-qualified stock option grants, restricted stock grants, long-term incentive compensation units, or stock appreciation rights. There were no awards granted under this plan in 2009.

The following table sets forth information regarding vested and unvested incentive stock options granted to the named executive officers and outstanding as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Robert T. Braswell	3,802 2,160 17,280 14,400 12,000 1,968	-0- -0- -0- -0- -0- 2,952(1)	-- -- -- -- -- -- --	$4.73 6.51 7.73 9.03 10.41 11.65	Feb. 20, 2011 June 18, 2012 Aug. 19, 2013 Sept. 21, 2014 Nov. 15, 2015 Dec. 18, 2017

Gunnar N. R. Fromen	3,554 4,752 1,728 8,640 7,200 6,000 1,200	-0- -0- -0- -0- -0- -0- 1,800(1)	-- -- -- -- -- -- --	5.74 4.73 6.51 7.73 9.03 10.41 11.65	Jan. 2, 2010 Feb. 20, 2011 June 18, 2012 Aug. 19, 2013 Sept. 21, 2014 Nov. 15, 2015 Dec. 18, 2017

T. Allen Liles	1,728 8,640 7,200 6,000 1,200	-0- -0- -0- -0- 1,800(1)	-- -- -- -- --	6.51 7.73 9.03 10.41 11.65	June 18, 2012 Aug. 19, 2013 Sept. 21, 2014 Nov. 15, 2015 Dec. 18, 2017

Daniel D. Hornfeck	4,320 2,160 4,200 1,200	-0- -0- -0- 1,800(1)	-- -- -- --	9.22 9.03 10.41 11.65	Jan. 1, 2014 Sept. 21, 2014 Nov. 15, 2015 Dec. 18, 2017

Phillip B. Carmac	400	600(1)	--	11.65	Dec. 18, 2017

(1)	Twenty percent of the total number of options granted to the executive on December 18, 2007 are scheduled to vest and become exercisable on each of December 18, 2008, 2009, 2010, 2011 and 2012.

Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of the Company’s and the Bank’s directors and executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company, Regulation O has been complied with in its entirety.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”) requires that any proxy statement for an annual meeting of the shareholders of any participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program include a separate proposal in its proxy statement for a non-binding shareholder vote on the compensation paid to its executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. This “say on pay” proposal is required during the period in which any obligation arising as a result of participation under the TARP Capital Purchase Program remains outstanding. The Compensation Committee utilizes independent outside consultants to evaluate and determine the reasonableness of the Company’s executive compensation policies and practices.

Accordingly, our Board of Directors has proposed the following resolution for shareholder consideration:

Resolved, that the compensation paid or provided to executive officers of Carolina Bank Holdings, Inc. (the “Company”) and its subsidiary, and the Company’s and its subsidiary’s executive compensation policies and practices, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the tabular and narrative compensation disclosures contained in the Company’s proxy statement for its 2010 Annual Meeting, hereby are ratified and approved.

As provided in EESA, the vote by our shareholders will be a non-binding, advisory vote. The vote will not be binding on our Board of Directors and our Compensation Committee and will not overrule or affect any previous action or decision by the Board or Committee or any compensation previously paid or awarded, and it will not create or imply any additional duty on the part of the Board or Committee. However, the Board and the Compensation Committee will take the voting results on the proposed resolution into account when considering future executive compensation matters.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPANY’S EXECUTIVE COMPENSATION POLICIES AND PRACTICES ARE ALIGNED WITH OUR SHAREHOLDERS’ INTEREST AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE RESOLUTION REGARDING EXECUTIVE COMPENSATION.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Cherry, Bekaert & Holland, L.L.P., Certified Public Accountants, as the Company’s independent registered public accounting firm for 2010.

A representative of Cherry, Bekaert & Holland, L.L.P. is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The following table sets forth the aggregate fees billed for professional services rendered by Cherry, Bekaert & Holland, L.L.P. in connection with the annual audit of the Company’s financial statements for 2009 and 2008 and the aggregate fees billed in 2009 and 2008 for certain other professional services.

AUDIT FEES

Category	2009	2008

Audit Fees(1):	$61,510	$57,464
Audit-Related Fees:	--	58,156
Tax Fees(2):	4,000	15,500
All Other Fees:	--	--

Total Fees Paid:	$65,510	$131,120

(1)	Includes fees associated with the Company’s annual audit and quarterly reviews.

(2)	Includes fees associated with tax planning, preparation of tax returns, tax research and review of other tax-related documents.

All services rendered by Cherry, Bekaert & Holland, L.L.P. during 2009 and 2008 were subject to prior approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF CHERRY, BEKAERT & HOLLAND, L.L.P. AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2010.

Report of the Audit Committee

The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention.

During the course of its examination of the Company’s audit process in 2009, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Cherry, Bekaert & Holland, L.L.P., all matters required to be discussed by the Statement of Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Furthermore, the Audit Committee received from Cherry, Bekaert & Holland, L.L.P. written disclosures and correspondence regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board and discussed with Cherry, Bekaert & Holland, L.L.P. their independence with regard to the Company and the Bank.

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC; and (ii) recommended that shareholders ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as auditors for 2010.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P. The Audit Committee has determined that it is compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P.

This report is submitted by the Audit Committee:

Susan Alt

Gary N. Brown

James E. Hooper

Kim Anne Thompson

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS FOR 2011 ANNUAL MEETING

It is anticipated that the 2011 Annual Meeting will be held on a date during April 2011. Any proposal of a shareholder which is intended to be presented at the 2011 Annual Meeting must be received by the Company at its main office in Greensboro, North Carolina no later than November 18, 2010, in order that such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2011 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by February 1, 2011 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

As required by applicable SEC rules and regulations, the Company has furnished a notice of internet availability of proxy materials to all shareholders as part of this Proxy Statement and all shareholders will have the ability to access this Proxy Statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the SEC, by logging on at http://www.carolinabank.com.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to T. Allen Liles, Secretary and Treasurer, Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401 whereupon such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2009 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO T. ALLEN LILES, SECRETARY AND TREASURER, CAROLINA BANK HOLDINGS, INC., 101 NORTH SPRING STREET, GREENSBORO, NORTH CAROLINA 27401.

REVOCABLE PROXY

CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen K. Bright, James E. Hooper and Kim A. Thompson, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Carolina Bank Holdings, Inc. (the “Company”) held of record by the undersigned on February 25, 2010, at the Annual Meeting of Shareholders of the Company to be held at Carolina Bank Corporate Headquarters, 101 North Spring Street, 3rd Floor, Greensboro, North Carolina, at 4:00 p.m. on April 20, 2010, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1.          ELECTION OF DIRECTORS: Proposal to elect four members of the Board of Directors for terms of three years one member of the Board of Directors for a term of two years and one member of the Board of Directors for a term of one year;

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES

One-Year Term:	Two-Year Term	Three-Year Terms
Kim Anne Thompson	Betty J. Pearce	Susan Alt Robert T. Braswell Gary N. Brown James E. Hooper

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

2.

RATIFICATION OF NON-BINDING SHAREHOLDER RESOLUTION REGARDING EXECUTIVE COMPENSATION: Proposal to ratify a non-binding shareholder resolution regarding the Company’s executive compensation policies and practices.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	RATIFICATION OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for 2010.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.

OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

PLEASE DATE AND SIGN THS APPOINTMENT OF PROXY

AND RETURN IN THE ENVELOPE PROVIDED

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE AND FOR PROPOSALS 2 AND 3. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated: , 2010

Signature

Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.